Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

February 9, 2010

Board of Directors

Resource Real Estate Opportunity REIT, Inc.

One Crescent Drive, Suite 203

Philadelphia, Pennsylvania 19112

Re:	Tax Opinion for REIT Status and Registration Statement on Form S-11/A

Ladies and Gentlemen:

We have acted as counsel to Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) relating to the proposed offering of up to 82,500,000 shares of common stock, $.01 par value per share. This opinion letter is furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(8).

In connection with the filing of the Registration Statement, you have requested our opinions (the “Opinion”) as to:

1.	Whether the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Company’s taxable year ending December 31, 2010, and whether the Company’s proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT beginning with the Company’s taxable year ending December 31, 2010, and

2.	Whether the discussion in the Registration Statement, under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

In connection with rendering the Opinion expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Company’s Articles of Amendment and Restatement (the “Company Charter”);

(3)	the Company’s Bylaws (the “Company Bylaws”);

(4)	the Limited Partnership Agreement of Resource Real Estate Opportunity OP, LP (the “Operating Partnership” and the agreement, the “Operating Partnership Agreement”); and

(5)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company, the Operating Partnership, and their respective subsidiaries.

For purposes of the Opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to the Opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect the Opinion. In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer’s Certificate, or the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The Opinion sets forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering the Opinion, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the Opinion is based on the correctness of the assumption that the Company, the Operating Partnership and their respective subsidiaries (if any), will each be operated in the manner described in the Company Charter, the Bylaws, the Operating Partnership Agreement, and the other organizational documents of each of such entities, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for the Opinion could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), the Opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our Opinion that:

1.	The Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Company’s taxable year ending December 31, 2010, and the Company’s proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT beginning with the Company’s taxable year ending December 31, 2010, and

2.	The discussion in the Registration Statement, under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing Opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested the Opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the Opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

This Opinion is rendered by us at the request of the Company in connection with the offering of the Shares. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to this firm under the caption “Risk Factors”, “Federal Income Tax Considerations”, and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

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